SAKS & COMPANY LLC

Sublandlord

and

MAVEN COALITION, INC.

Subtenant

SUBLEASE

January 14, 2020

TABLE OF CONTENTS

SUBLEASE

AGREEMENT OF SUBLEASE (this "Sublease") dated as of the 14th day of January, 2020, by and between **SAKS & COMPANY LLC**, a Delaware limited liability company having an office at 225 Liberty Street, New York, New York 10281 ("Sublandlord"), and **MAVEN COALITION, INC.**, a Nevada corporation, having an office at 225 Liberty Street, New York, New York 10281 ("Subtenant").

WHEREAS:

I. Sublandlord leases certain premises (the "Demised Premises") that includes the entire twenty-seventh (27th) floor within the office building located at 225 Liberty Street, New York, New York 10281 (the "Building"), pursuant to a Lease, dated as of September 23, 2014 (the "Original Overlease"), by and between WFP Tower B Co. L.P. ("Overlandlord"), as landlord, and Sublandlord, as tenant, as the Original Overlease was amended by that certain (a) First Lease Modification and Commencement Date Agreement, dated as of May 14, 2015 (the "First Amendment"), and (b) letter agreement dated January 27, 2017 with respect to an elevator bank sign (the "Signage Letter") (with the Original Overlease, as amended by the First Amendment and Signage Letter being hereinafter collectively referred to as the "Overlease"); and

II. Subtenant desires to lease from Sublandlord, and Sublandlord desires to lease to Subtenant, the entire rentable area of the twenty-seventh (27th) floor of the Building, being deemed to comprise approximately 40,868 rentable square feet, and as more particularly shown on Exhibit A attached hereto and made a part hereof (the "Sublease Premises"), upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, conditions and agreements hereinafter contained, do hereby agree as follows:

WITNESSETH:

1. Term.

A. Sublandlord hereby sublets the Sublease Premises to Subtenant, and Subtenant hereby hires the Sublease Premises from Sublandlord, for a term (the "Term") which shall commence on the date (the "Commencement Date") on which the last of the following events shall occur: (i) the execution and delivery of this Sublease, (ii) the date that Overlandlord shall (or shall be deemed to) have consented to this Sublease in accordance with the terms of Paragraph 29 hereof, and (iii) the date that Sublandlord shall have delivered vacant possession of the Sublease Premises to Subtenant in "broom-clean", "as-is" condition (subject to the provisions of Subparagraph 1D below) but otherwise with the Delivery Conditions (as defined in Subparagraph 17B below) having been satisfied, and which shall end on November 30, 2032 (the "Expiration Date"), unless sooner terminated in accordance with the provisions of this Sublease. Sublandlord agrees to deliver to Subtenant an existing ACP-5 (or equivalent certificate) covering the Sublease Premise received or procured by Sublandlord in connection with Overlandlord's initial delivery of the Demised Premises to Sublandlord pursuant to the provisions of the last sentence of Subsection 35.20(a) of the Overlease.

B. If Sublandlord shall be unable to give possession of the Sublease Premises on any particular date, Sublandlord shall not be subjected to any liability for the failure to give possession on said date. No such failure by Sublandlord shall affect the validity of this Sublease or the obligations of Subtenant hereunder or be deemed to extend the Term of this Sublease, but neither the obligation on Subtenant's part to pay the rent reserved and covenanted to be paid hereunder nor the Rent Concession Period (as hereinafter defined) shall commence until possession of the Sublease Premises shall be given or shall be made available to Subtenant in the condition required hereunder. The parties hereto agree that this Subparagraph 1B constitutes an express provision as to the time at which Sublandlord shall deliver possession of the Sublease Premises to Subtenant and Subtenant hereby waives any rights to rescind this Sublease which Subtenant might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York, or pursuant to any other law of like import now or hereafter in force.

C. Promptly following the Commencement Date, Sublandlord and Subtenant shall execute and deliver a supplementary agreement (in the form annexed hereto as <u>Exhibit B</u>, and pertaining to the matters set forth therein) setting forth the Commencement Date, but the failure to so execute or deliver said supplementary agreement shall not in any way reduce Subtenant's obligations or Sublandlord's rights under this Sublease.

D. The parties acknowledge that, prior to the date hereof, Subtenant has performed an initial inspection of the Sublease Premises (the "<u>Initial Inspection</u>") and intends to perform a final inspection thereof on or before the thirtieth (30th) day following the Commencement Date (the "<u>Inspection Outside Date</u>"). Sublandlord agrees to correct (at Sublandlord's own cost and expense) any defects in the Sublease Premises with respect to which (a) were not readily discoverable during the Initial Inspection, (b) Subtenant notifies Sublandlord in writing on or before the Inspection Outside Date (with time being of the essence with respect thereto), and (c) would materially interfere with Subtenant's use and/or occupancy of the Sublease Premises; it being agreed, however, that:

(1) any disputes between Sublandlord and Subtenant regarding whether or not any such defect(s) satisfies the requirements set forth in the foregoing clauses (a), (b) and (c) shall be resolved by expedited arbitration pursuant to the provisions of Subsection 35.07(b) of the Overlease;

(2) the provisions of this Subparagraph 1D shall be null and void and of no further force and effect with respect to any such defects not identified in writing delivered to Sublandlord on or before the Inspection Outside Date; and

(3) the provisions of this Subparagraph 1D shall not limit Subtenant's obligation, following Sublandlord's performance of any corrective work that may be required pursuant to the provisions of this Subparagraph 1D, to repair and/or maintain the Sublease Premises on an ongoing basis in accordance with the applicable provisions of this Sublease and/or the Overlease incorporated by reference herein.

2. Annual Fixed Rent and Additional Rent.

A. Subtenant covenants and agrees that, from and after the Commencement Date and through and including the Expiration Date, Subtenant shall pay to Sublandlord fixed rent ("Fixed Rent") for the Sublease Premises as follows:

(i) for the period commencing on the Commencement Date and continuing through and including the date that is the last day of the calendar month in which the fifth (5th) year anniversary of the Commencement Date occurs (the "First Rent Period"), an amount equal to Three Million Twenty-Four Thousand Two Hundred Thirty-Two and 00/100 ($3,024,232.00) Dollars per annum (of which $234,982.83 is allocated to the lease by Sublandlord to Subtenant of the FF&E (as such term is defined in Subparagraph 17B below) currently located in the Sublease Premises), payable in equal monthly installments of $252,019.33; and

(ii) for the period commencing immediately following the last day of the First Rent Period and continuing through and including the date that is the last day of the calendar month in which the tenth (10th) year anniversary of the Commencement Date occurs (the "Second Rent Period"), an amount equal to Three Million Two Hundred Twenty-Eight Thousand Five Hundred Seventy-Two and 00/100 ($3,228,572.00) Dollars per annum (of which $250,860.04 is allocated to the lease by Sublandlord to Subtenant of the FF&E currently located in the Sublease Premises), payable in equal monthly installments of $269,047.67; and

(iii) for the period commencing immediately following the last day of the Second Rent Period and continuing through and including the Expiration Date, an amount equal to Three Million Four Hundred Thirty-Two Thousand Nine Hundred Twelve and 00/100 ($3,432,912.00) Dollars per annum (of which $266,737.26 is allocated to the lease by Sublandlord to Subtenant of the FF&E currently located in the Sublease Premises), payable in equal monthly installments of $286,076.00.

B. Fixed Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term, without any deduction, offset, abatement, defense and/or counterclaim whatsoever, except as expressly set forth herein. Subtenant shall pay the first full monthly installment of Fixed Rent simultaneously with the execution and delivery of this Sublease, which payment shall be applied to the first full month of Fixed Rent coming due following the Rent Concession Period. The monthly installment of Fixed Rent payable on account of any partial calendar month during the Term, if any, shall be prorated.

C. Notwithstanding anything to the contrary provided in Subparagraph 2A above, provided that Subtenant is not in default under this Sublease (after written notice of any such default shall have been given by Sublandlord to Subtenant and Subtenant's failure to cure such default within the applicable grace period set forth in this Sublease), Sublandlord hereby excuses Subtenant's obligation to pay Fixed Rent for the period beginning on the Commencement Date through the day immediately preceding the Rent Commencement Date (such period being referred to herein as the "Rent Concession Period"). As used in this Sublease, the "Rent Commencement Date" shall mean November 1, 2020.

D. In addition to the Fixed Rent payable hereunder, Subtenant covenants to pay to Sublandlord, for periods occurring wholly or in part within the Term, as additional rent ("Additional Rent"), without any deduction, offset, abatement, defense and/or counterclaim whatsoever (except as expressly set forth herein): (i) from and after the first (1st) anniversary of the Commencement Date, an amount (the "Operating Payment") equal to Subtenant's Operating Share (as hereinafter defined) of the amount, if any, by which the Operating Expenses for such comparative year (any part or all of which falls within the Term) shall exceed Subtenant's Base Operating Year (as hereinafter defined); provided, however, that if the Term shall expire or be sooner terminated on other than the last day of a comparative year, then the Operating Payment in respect thereof shall be prorated to correspond to that portion of such comparative year occurring within the Term; (ii) from and after the first (1st) anniversary of the Commencement Date, an amount (the "PILOT Payment") equal to Subtenant's PILOT Share (as hereinafter defined) of the amount, if any, by which the PILOT Charges payable for any comparative year (any part or all of which falls within the Term) shall exceed Subtenant's Base PILOT Amount (as hereinafter defined); provided, however, that if the Term shall expire or be sooner terminated on other than the last day of a comparative year, then the PILOT Payment in respect thereof shall be prorated to correspond to that portion of such comparative year occurring within the Term; and (iii) all other amounts that are required to be paid (other than the fixed rent due under the Overlease) to Overlandlord pursuant to the Overlease and which are payable with respect to the Sublease Premises, including, without limitation, all amounts payable pursuant to Articles 3 (as modified by the immediately preceding clauses (i) and (ii) above), 7, 11, 14, 15, 24 and 34 of the Overlease for periods occurring wholly or in part within the Term as calculated in the manner provided for in the Overlease except that for purposes of this Subparagraph 2D: (a) the term "Base PILOT Amount" as defined in Subsection 3.01(i) of the Overlease shall mean Subtenant's Base PILOT Amount, (b) the "Base Operating Year" as defined in Subsection 3.01(b) of the Overlease shall mean Subtenant's Base Operating Year, (c) "Tenant's PILOT Share" as defined in Subsection 3.01(l) of the Overlease shall mean Subtenant's PILOT Share, and (d) "Tenant's Share" as defined in Subsection 3.01(f) of the Overlease shall mean Subtenant's Operating Share.

E. For the purposes of this Sublease:

(i) "Subtenant's Base Operating Year" shall mean the calendar year commencing on January 1, 2020.

(ii) "Subtenant's Base PILOT Amount" shall mean the PILOT Charges (including, without limitation, any "BID Charges" referred to in Section 3.01 of the Overlease), as finally determined, for the 2020 calendar year, which shall be determined by averaging (a) the PILOT Year commencing July 1, 2019, and ending June 30, 2020, and (b) the PILOT Year commencing July 1, 2020, and ending June 30, 2021. By way of example only, if the PILOT Charges for the 2019/2020 PILOT Year were $100,000, and the PILOT Charges for the 2020/2021 PILOT Year were $120,000, the PILOT Charges for the 2020 calendar year would be equal to $110,000.

(iii) "Subtenant's Operating Share" shall mean 1.688%.

(iv) "Subtenant's PILOT Share" shall mean 1.605%.

F. Sublandlord shall furnish to Subtenant copies of Overlandlord's calculations of items of Additional Rent under the Overlease (including, without limitation, the "PILOT Statement" and "Landlord's Statement" referred to, respectively, in Sections 3.02 and 3.03 of the Overlease), and which pertain to the Sublease Premises (and redacted to the extent such calculations pertain to other premises), at the time payment thereof is requested from Subtenant, in any case, if and to the extent received by Sublandlord from Overlandlord (provided that failure of Sublandlord to deliver any such copies, statements and/or calculations from Overlandlord shall not be a defense to Subtenant's failure to make any such payments of such Additional Rent).

G. In the event that Subtenant fails to make timely payment to Sublandlord of any installment of Fixed Rent or Additional Rent, Subtenant shall pay to Sublandlord, as Additional Rent, interest at the same rate and in the same manner as provided in the provisions of the Overlease with respect to the late payment of Fixed Rent. Notwithstanding the foregoing, if Subtenant shall timely deliver required payments to Sublandlord in accordance with this Sublease, Sublandlord, at Sublandlord's sole cost and expense, shall pay any late fees or interest due to Overlandlord as a result of Sublandlord's late delivery to Overlandlord of the corresponding payments.

H. Subject to the provisions of Subparagraph 2I below, all payments of Fixed Rent and Additional Rent (with Fixed Rent and Additional Rent being collectively referred to herein as "Rent") shall be made by good and sufficient check (subject to collection) currently dated, drawn on a bank which is a member of the New York Clearing House or any successor thereto, issued directly from Subtenant, without endorsements, to the order of Sublandlord.

I. Notwithstanding anything to the contrary contained in Subparagraph 2H above, provided that Sublandlord shall give Subtenant not less than thirty (30) days' notice thereof (which notice shall identify a domestic bank and contain appropriate wire instructions), Subtenant shall pay all future monthly installments of Fixed Rent and/or regularly

scheduled items of Additional Rent (collectively, "Recurring Additional Rent") at the office of such domestic bank, by wire transfer of immediately available federal funds, to the account of Sublandlord. On not less than thirty (30) days' notice, Sublandlord may thereafter revise or revoke such direction to pay Fixed Rent and/or Recurring Additional Rent by wire transfer.

J. In the event that Additional Rent is due under the Overlease with respect to any period that precedes the Commencement Date or follows the Expiration Date, Subtenant's obligations hereunder on account of such Additional Rent shall be appropriately prorated.

K. Sublandlord agrees to (i) at Subtenant's request, promptly furnish to Subtenant copies of any documentation evidencing the charges set forth in any demand for Additional Rent under the Overlease that pertains to the Sublease Premises (and redacted to the extent such documentation pertains to other premises), if and to the extent such documentation is received by Sublandlord from Overlandlord, and (ii) periodically audit Operating Expenses during the Term within the time periods permitted for such audits pursuant to the applicable provisions of the Overlease, and to share the results of such audits with Subtenant, provided that such audits need not be performed annually.

L. Notwithstanding anything to the contrary contained in this Sublease, all sums of money, other than Fixed Rent, as shall become due and payable by Subtenant to Sublandlord under this Sublease shall be deemed to be Additional Rent, and Sublandlord shall have the same rights and remedies in the event of non-payment of Additional Rent as are available to Sublandlord for the non-payment of Fixed Rent.

3. Sublandlord Contribution.

A. Subject to the terms and conditions hereinafter set forth, Sublandlord agrees to provide a construction allowance ("Sublandlord's Contribution") to reimburse Subtenant for the cost expended by Subtenant to perform such work (if any) as shall be performed by or on behalf of Subtenant to prepare the Sublease Premises for Subtenant's initial occupancy thereof (such work, "Subtenant's Initial Work") during the twelve (12) month period (the "Eligible Reimbursement Period") commencing on the Commencement Date, in an aggregate amount not to exceed Four Hundred Eight Thousand Six Hundred Eighty and 00/100 ($408,680.00) Dollars (i.e., $10.00 per rentable square foot). Provided that Subtenant shall not then be in default (after notice of such default shall have been given to Subtenant) with respect to any of the terms, covenants or conditions to be performed or observed by Subtenant under this Sublease, then Subtenant shall pay the full amount of Sublandlord's Contribution to Subtenant within thirty (30) days following the last to occur of: (i) Subtenant's request for payment of Sublandlord's Contribution, which request may not be submitted to Sublandlord more than thirty (30) days after the expiration of the Eligible Reimbursement Period, (ii) completion of Subtenant's Initial Work in accordance with the provisions of Paragraph 19 below and the applicable provisions of the Overlease, (iii) the certification of Subtenant's architect that Subtenant's Initial Work has been completed in a good and workmanlike manner, to the satisfaction of Subtenant's architect, in accordance with the plans and specifications approved by Sublandlord and in compliance with all Legal Requirements, (iv) delivery by Subtenant to Sublandlord of waivers of lien from all contractors, subcontractors and materialmen who shall

have furnished materials or supplies or performed work or services in connection with Subtenant's Initial Work, (v) delivery by Subtenant to Sublandlord of true copies of final approvals of Subtenant's Initial Work by all governmental authorities having or asserting jurisdiction (including the New York City Department of Buildings), and (vi) delivery by Subtenant to Sublandlord of "as built" drawings with respect to Subtenant's Initial Work. Subtenant expressly agrees that Sublandlord's obligation to pay the Sublandlord's Contribution shall be conditioned upon Subtenant's timely compliance with the requirements set forth in clauses (i) - (vi) of this Subparagraph 3A. Notwithstanding anything to the contrary contained in this Subparagraph 3A, in the event that Subtenant is not entitled to Sublandlord's Contribution due to a default by Subtenant, then, Sublandlord agrees that, following Subtenant's cure of such default prior to the expiration of any applicable cure period set forth in this Sublease for such default, Sublandlord shall disburse to Subtenant such portion of Sublandlord's Contribution previously withheld due to such default provided that the other conditions set forth in this Subparagraph 3A shall have been satisfied.

B. Sublandlord's obligation to pay Sublandlord's Contribution shall apply to that part of Subtenant's Initial Work performed during the Eligible Reimbursement Period that consists of (i) any demolition of the existing improvements located in the Sublease Premises and/or any installation of walls, partitions, fixtures, improvements and appurtenances permanently attached to or built into the Sublease Premises, including the following: mechanical systems, flooring, ceilings, bathrooms, duct work, electrical wiring, plumbing, millwork and supplemental air-conditioning systems (if any), affixed carpeting and other floor coverings (with all such work being referred to herein collectively as "hard costs"), and (ii) design fees, engineering fees, construction and/or project management fees (with all such fees being referred to herein collectively as "soft costs"); provided, however, that (a) in no event shall Sublandlord be required to pay more than twenty (20%) percent (i.e., $81,736.00) of Sublandlord's Contribution for any such "soft costs" incurred in connection with the performance of Subtenant's Initial Work, and (b) neither such "hard costs" nor such "soft costs" shall include business and trade fixtures, machinery, equipment or other articles of personal property.

4. Use of the Sublease Premises. Subtenant shall use and occupy the Sublease Premises only for general and executive office use and customary incidental office uses (such as a typical office pantry, copy room and data room), and in accordance with the terms and conditions of the Overlease as modified by Overlandlord's Consent (as defined in Article 29 hereof) (the "Permitted Use"), and for no other purpose, and further covenants not to do any act that will result in a violation of the Overlease. Provided that Overlandlord shall provide its prior written approval therefor in Overlandlord's Consent (and subject to any additional requirements imposed by Overlandlord in Overlandlord's Consent in connection therewith), the Permitted Use may also include, and the Sublease Premises may be used for, audio, video and photography facilities within the Sublease Premises in an area not to exceed 2,000 square feet to include a pod cast studio, sound studio, main audio/video studio, adjoining control rooms and a photography studio or words of similar import permitting Subtenant to use a portion of the Sublease Premises therefor (the "Proposed Audio Use").

5. Incorporation of Overlease Terms.

A. All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Overlease, unless the context clearly requires otherwise.

B. (i) Except as herein otherwise expressly provided, all of the terms, provisions, covenants and conditions contained in the Overlease are hereby made a part hereof, other than as set forth in Paragraph 9 below or elsewhere in this Sublease, and except to the extent that such terms, provisions, covenants or conditions of the Overlease are inapplicable or modified by Section 9 below or other provisions of this Sublease. The rights and obligations contained in the Overlease are, during the term of this subletting, hereby imposed upon the respective parties hereto, with Sublandlord being substituted for "Landlord", and Subtenant being substituted for "Tenant", with respect to the Overlease; provided, however, that Sublandlord shall not be liable to Subtenant for any failure in performance resulting from the failure in performance by Overlandlord under the Overlease of the corresponding covenant of the Overlease, and Sublandlord's obligations hereunder are accordingly conditional where such obligations require such parallel performance by Overlandlord. Notwithstanding anything to the contrary contained in or omitted from Paragraph 9 below, it is expressly agreed that Sublandlord shall not be obligated to perform any obligation that is the obligation of Overlandlord under the Overlease. Sublandlord shall have no liability to Subtenant by reason of the default of Overlandlord under the Overlease. Subtenant recognizes that (x) Sublandlord is not in a position and shall not be required to render any of the services or utilities, to make or perform repairs, maintenance, replacements, restorations, remediation, encapsulation, alterations, additions or improvements or to perform any of the obligations required of Overlandlord by the terms of the Overlease, (y) all representations of "Landlord" in the Overlease shall be the obligation of Overlandlord (and not of Sublandlord), and any references to "the date hereof" in such representations shall be deemed to be references to the date of the applicable document (and not to the date of this Sublease), and (z) all charges stated in the Overlease as being current "as of the date hereof" (or words having the same meaning) shall be deemed to be the charges as of the date of the applicable document (and not as of the date of this Sublease). Sublandlord agrees, however, that Subtenant (a) shall be entitled to all services provided by Overlandlord during the Term under the Overlease available to Subtenant for the Sublease Premises, and (b) shall use reasonable efforts to enforce Sublandlord's rights and remedies against Overlandlord under the Overlease for the benefit of Subtenant upon Subtenant's written request therefor (and to forward (I) to Overlandlord any notices or requests for consent as Subtenant may reasonably request, and (II) to Subtenant any responses from Overlandlord with respect to such notices or requests) and to use commercially reasonable efforts to cause Overlandlord to perform all Overlease terms, covenants and provisions on Overlandlord's part applicable to the Sublease Premises to be performed for the benefit of Subtenant. Subtenant shall promptly reimburse Sublandlord for any and all actual out-of-pocket costs that Sublandlord may incur in expending such efforts, and Subtenant does hereby indemnify and agree to hold Sublandlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) incurred by Sublandlord in expending such efforts. Subtenant acknowledges that the failure of Overlandlord to provide any services or comply with any obligations under the Overlease shall not entitle Subtenant to any abatement or reduction in Rent payable hereunder, except as expressly set forth in Subparagraph 7D below.

(ii) Nothing contained in this Subparagraph 5B shall require Sublandlord to institute any suit or action to enforce any such rights; provided, however, that, at the request of Subtenant, Sublandlord shall permit Subtenant to institute an action or proceeding against Overlandlord in the name of Sublandlord to enforce Sublandlord's rights and Overlandlord's obligations under the Overlease that are applicable to Subtenant and the Sublease Premises, provided that: (a) subject to the provisions of the last sentence of this Subparagraph 5B(ii), Subtenant shall not then be in default (of which default Subtenant shall have theretofore been given notice) under any of the terms, covenants or conditions of this Sublease; (b) such action shall be prosecuted at the sole cost and expense of Subtenant, and Subtenant shall agree to indemnify and hold Sublandlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) incurred or suffered by Sublandlord in connection with such action or proceeding; (c) Subtenant shall use reputable counsel who is recognized as being competent in the particular matter under consideration, and who is reasonably acceptable to Sublandlord, (d) Sublandlord shall determine in the exercise of Sublandlord's reasonable judgment that any such action or proceeding is a bona-fide attempt by Subtenant to enforce Sublandlord's rights or Overlandlord's obligations under the Overlease that are applicable to Subtenant and the Sublease Premises; and (e) Sublandlord shall determine in the exercise of Sublandlord's reasonable good faith judgment that there are no other practical methods available to Sublandlord for obtaining the performance of Overlandlord's obligations under the Overlease (it being agreed that, if Sublandlord shall determine that there are other practical methods available to obtain the performance of such obligations, Sublandlord promptly shall exercise the same). In connection with any such action or proceeding against Overlandlord in the name of Sublandlord, Subtenant shall make no filings with any court or arbitrator, and/or serve no papers on any party, without having first submitted the same to Sublandlord for Sublandlord's review and approval (which approval shall not be unreasonably withheld or delayed). Any violation of the requirements set forth in the immediately preceding sentence by or on behalf of Subtenant shall constitute an immediate revocation of Sublandlord's consent to Subtenant's instituting an action or proceeding against Overlandlord in the name of Sublandlord. Supplementing the provisions of clause (a) of this Subparagraph 5B(ii), with respect to any action proposed to be prosecuted by Subtenant in the name of Sublandlord for which Sublandlord has refused permission solely by reason of Subtenant having then been in default, Sublandlord shall permit the prosecution of such action by Subtenant if (and after) Subtenant shall cure such default (and any other default hereunder) prior to the expiration of the applicable cure period, provided that the conditions set forth in clauses (b) through (e) of this Subparagraph 5B(ii) shall then still be satisfied.

C. Wherever the Overlease refers to the "Premises", such references for the purposes hereof shall be deemed to refer to the Sublease Premises.

D. Wherever the Overlease refers to the "Lease", such references for the purposes hereof shall be deemed to refer to this Sublease.

E. Wherever the Overlease refers to the "Fixed Rent" or "Fixed Annual Rent", such references for the purposes hereof shall be deemed to refer to Fixed Rent.

F. Wherever the Overlease refers to the "Additional Charges" or "Additional Rent", such references for the purposes hereof shall be deemed to refer to Additional Rent.

G. Wherever the Overlease refers to the "rent" or "rental", such references for the purposes hereof shall be deemed to refer to Rent.

H. Wherever the Overlease refers to "notices" (including, without limitation, in Article 29 of the Overlease) or any notice, demand, statement, consent, approval, request or any other communication between the parties thereto, such references for the purposes hereof shall be deemed to refer to a notice described in Subparagraph 15A of this Sublease.

I. Wherever the Overlease refers to an obligation commencing on the "Commencement Date" or the "Rent Commencement Date", such obligation shall be deemed to commence on the Commencement Date of this Sublease.

J. Wherever the Overlease refers to the "Expiration Date", the same shall be deemed to refer to the Expiration Date of this Sublease.

K. Sublandlord represents to Subtenant that as of the date hereof, the Overlease annexed hereto as Exhibit G and made a part hereof is a true and complete copy of the Overlease, except as to certain intentionally omitted provisions, which provisions are expressly made inapplicable to Subtenant and the Sublease Premises.

L. Sublandlord represents to Subtenant that none of the redacted provisions of the Overlease have any material adverse effect on Subtenant or on Subtenant's use, enjoyment and occupancy of the Sublease Premises pursuant to the terms of this Sublease.

M. Sublandlord represents to Subtenant that, to its knowledge as of the date hereof, (i) the Overlease is in full force and effect, (ii) Sublandlord has received no written notice of default from the Overlandlord which default remains uncured on the date hereof, and (iii) Overlandlord is not in default under the terms and conditions of the Overlease to the best knowledge of Sublandlord as of the date hereof.

N. Sublandlord represents to Subtenant that, to its knowledge (without any duty to conduct any investigation or make any inquiry) as of the date hereof and solely with respect to the Sublease Premises (excluding any portion of the Demised Premises that is not part of the Sublease Premises): (i) Sublandlord is not aware of any ongoing problems with Overlandlord's ability and willingness to provide services to the Sublease Premises that the Overlandlord is required to provide under the express provisions of the Overlease, and (ii) Sublandlord is not aware of any material problems with the condition or operation of the Building systems serving the Sublease Premises.

6. Sublease Subject to Overlease.

A. This Sublease is expressly made subject and subordinate to all of the terms and conditions of the Overlease and to any matters to which the Overlease is or shall be subordinate, except as specifically provided to the contrary in this Sublease, to the extent

applicable to the Sublease Premises. Subtenant hereby assumes and covenants that, throughout the Term, Subtenant shall observe and perform all of the provisions of the Overlease, to the extent applicable to the Sublease Premises, which are to be observed and performed by the tenant thereunder. Subtenant covenants that Subtenant shall not do any act, matter or thing that will be, result in, or constitute a violation or breach of or a default under the Overlease; it being expressly agreed to by Subtenant that any such violation, breach or default shall constitute a material breach by Subtenant of a substantial obligation under this Sublease. Subtenant hereby agrees that Subtenant shall indemnify and hold Sublandlord harmless from and against all claims, liabilities, penalties and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising from or in connection with any default by Subtenant in Subtenant's performance of those terms, covenants and conditions of the Overlease that are or shall be applicable to Subtenant, as above provided, and all amounts payable by Subtenant to Sublandlord on account of such indemnity shall be deemed to be Additional Rent hereunder and shall be payable upon demand. In any case where the consent or approval of Overlandlord shall be required pursuant to the Overlease, Sublandlord's consent shall also be required hereunder. Sublandlord covenants that Sublandlord shall not knowingly do any act, matter or thing or omit to take any action which will be, result in, or constitute a violation or breach of or a default under the Overlease that will result in a termination thereof during the term of this Sublease or that would have any material adverse effect on Subtenant's leasehold estate hereunder, or Subtenant's use and enjoyment of the Sublease Premises.

B. Subtenant covenants and agrees that, in the event of termination, reentry or dispossess by Overlandlord under the Overlease by reason of a default on the part of Sublandlord (as tenant under the Overlease), Overlandlord may, at its option, take over all of the right, title and interest of Sublandlord under this Sublease, and Subtenant shall, at Overlandlord's option, attorn to Overlandlord pursuant to the then executory provisions of this Sublease, except that Overlandlord shall not be (i) liable for any previous act or omission of Sublandlord under this Sublease which occurs prior to the date Overlandlord succeeds to the rights of Sublandlord hereunder unless such act or omission continues from and after the date Overlandlord so succeeds to the interest of Sublandlord hereunder, (ii) subject to any credit, offset, claim, counterclaim, demand or defense that Subtenant may have against Sublandlord, (iii) bound by any previous modification of the Sublease made without Overlandlord's written consent thereto or by any previous prepayment of more than one (1) month's Rent made more than one (1) month prior to the due date therefor (except if required pursuant to the express terms of this Sublease), (iv) bound by any covenant of Sublandlord to undertake or complete any construction of the Sublease Premises or any portion thereof, (v) required to account for any security deposit of Subtenant other than any security deposit actually delivered to Overlandlord by Sublandlord, (vi) bound by any obligation to make any payment to Subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under this Sublease to be performed after the date of such attornment, (vii) responsible for any monies owing by Overlandlord to the credit of Sublandlord, or (viii) required to remove any person occupying the Sublease Premises or any part thereof.

C. Subtenant agrees to be bound, for all purposes of this Sublease, by any modifications or amendments to the Overlease. Sublandlord agrees not to (i) amend or modify the Overlease in any way that would (a) discriminate against Subtenant, (b) increase Subtenant's monetary obligations under this Sublease, (c) increase Subtenant's material non-

monetary obligations under this Sublease (other than to a de minimis extent), (d) shorten the term hereof (other than in accordance with the provisions of Articles 19 or 20 of the Overlease with respect to a casualty or condemnation) or decrease Subtenant's rights, services or privileges under this Sublease applicable to the Sublease Premises with respect to the Permitted Use of the Sublease Premises, or (e) which would otherwise adversely affect Subtenant's rights or obligations hereunder (other to a de minimis extent), or (ii) permit the same to be cancelled or terminated, in each case, without Subtenant's prior written consent, in Subtenant's sole discretion, provided, however, that Sublandlord shall have the right to terminate this Sublease, and this Sublease shall be deemed terminated, in the event that the Overlease is terminated in accordance with the provisions of the Overlease (including, without limitation, Articles 19 or 20 thereof).

7. Electricity; Services.

A. Commencing on the Commencement Date, Subtenant shall pay to Sublandlord, as Additional Rent, all amounts billed by Overlandlord for electricity furnished to the Sublease Premises (including, without limitation, for electricity furnished to any supplemental air-conditioning units) at a rate equal to the Landlord's Rate (as such term is defined in Section 14.02 of the Overlease), plus any administrative charges set forth in the Overlease. Subtenant shall maintain, repair and replace the existing submeter(s) (and any replacements thereof) at Subtenant's own cost and expense, and any replacement submeter(s) shall be of the same make and design as the submeter being replaced, or if the same make and design is unavailable, an equivalent make and design as the submeter being replaced. Sublandlord represents to Subtenant that, to the best of its knowledge, the submeter(s) existing in or serving the Sublease Premises are in good working order and condition as of the date hereof.

B. Commencing on the Commencement Date, Subtenant shall pay to Sublandlord all amounts billed by Overlandlord for Building services furnished to, or in connection with, the Sublease Premises, including, without limitation, freight elevator service, condenser water for supplemental air-conditioning, after-hours air-conditioning and after-hours heating, each at Sublandlord's actual cost therefor in accordance with the Overlease.

C. Modifying the provisions of Subsection 15.10(b) of the Overlease, as such provisions are applicable to this Sublease, Subtenant (at Subtenant's cost) shall have the right to utilize a pro rata amount of condenser water furnished to Sublandlord with respect to the Demised Premises under the Overlease. Subtenant shall pay to Sublandlord, as Additional Rent, all costs in connection with Subtenant's installation of any supplemental air-conditioning equipment, connections of the same to the Building's condenser water system, and draw of condenser water in accordance with the provisions of Section 15.10 of the Overlease.

D. Subtenant shall not be entitled to a rent abatement for any failure by Overlandlord to fulfill or furnish an obligation or service to the Sublease Premises pursuant to the provisions of Section 35.04 of the Overlease, unless (i) Sublandlord (as tenant under the Overlease) shall be entitled to, and shall actually receive, a rent abatement with respect to the Sublease Premises pursuant to the terms of said Section 35.04; it being understood and agreed that Subtenant shall not be entitled to any abatement under this Sublease if the abatement granted to Sublandlord under the Overlease is on account of any portion of the Demised Premises that is

not part of the Sublease Premises, or (ii) such failure on the part of Overlandlord was caused by the gross negligence or willful misconduct of Sublandlord, but in no event shall Sublandlord have any liability for consequential damages or lost profits in connection therewith. If Sublandlord shall be entitled to a rent abatement or refund from the Overlandlord with respect to the Sublease Premises for any failure by Overlandlord to fulfill or furnish an obligation or service to the Sublease Premises pursuant to the provisions of Section 35.04 or otherwise under the Overlease with respect to the Sublease Premises, then Sublandlord shall promptly notify Subtenant hereunder, and if Subtenant shall have already paid for any such obligation or service that was not performed or fulfilled by Overlandlord, and provided that Sublandlord actually receives any refund or credit, Sublandlord shall refund to Subtenant the portion thereof, if any, that shall have been paid by Subtenant therefor. Sublandlord's obligations under this Subparagraph 7D shall survive the expiration or sooner termination of the Term.

8. Occupancy/Sales and Use Tax. If any commercial rent or occupancy tax shall be levied with regard to the Sublease Premises from and after the Commencement Date, Subtenant shall pay the same either to the taxing authority, or any sales and use tax shall be levied in connection with Subparagraph 17A below, then Subtenant shall pay the same either to the taxing authority, or, if appropriate, to Sublandlord, not less than twenty (20) days before the applicable due date of each and every such tax payment. Solely for the purposes of Sublandlord's remedies in the event of a failure by Subtenant to timely pay any amounts required hereunder, such amounts shall be deemed to be Additional Rent. In the event that any such tax payment shall be made by Subtenant to Sublandlord, Sublandlord shall remit the amount of such payment to the taxing authority on Subtenant's behalf.

9. Non-Applicability of Certain Provisions of the Overlease. The following provisions of the Overlease shall not be incorporated in this Sublease by reference, or shall be incorporated with the changes noted herein:

A. The following provisions of the Original Overlease: all references to "Named Tenant" shall be deemed to be refer only to Sublandlord and shall not be applicable to Subtenant, except with respect to the references to "Named Tenant" in Articles 7, 39 and 40 thereof, which references shall be deemed to refer to Maven Coalition, Inc. or any Tenant's Successor of Maven Coalition, Inc. or Tenant's Affiliate of Maven Coalition, Inc. to whom this Sublease is assigned in accordance with the applicable provisions hereof and of the Overlease that is the then Subtenant hereunder (collectively, "NYM"); Section 1.01, Subsections 1.02(a) and (b); Section 1.03, Subsection 1.04(a); Section 1.05; Section 1.06; clause (ii) of Section 1.07; Section 1.13; Section 1.14; Subsection 2.01(b) and Subsection 2.01(c); the ancillary uses listed in clauses (vi), (ix) and (x) of Subsection 2.02(a) and any other rights in the Original Overlease specific to headquarters occupancy of a national retailer comparable to Sublandlord (as opposed to customary office use); the references to "Landlord's books and records" in Subsections 3.03(e) and 35.19 shall be deemed deleted and replaced with "Overlandlord's books and records"; Section 5.06 and all other references to, or obligations to deliver (including, without limitation, as a condition to subordination), any Nondisturbance Agreements under Article 5; Subsection 7.10(f); Section 7.17; 7.18; the last sentence of Section 9.03 and any other references to self-insurance; the reference to "Landlord" in Section 9.06 shall be deemed to be deleted and replaced with "Overlandlord"; the reference to submission of prior notice of any Decorative Work or drawings for other work by e-mail in Sections 11.01 and 11.08 (unless Sublandlord

shall have given prior written consent to Subtenant with respect to such submission); the proviso in the penultimate sentence of Section 14.02; the proviso with respect to the first 250 hours of after-hours freight elevator service in the penultimate sentence of clause (i) of Subsection 15.02(c); clause (iii) of Subsection 15.02(c); the proviso with respect to third-party cleaning contractor in the last sentence of clause (i) of Subsection 15.02(e); the second sentence of Subsection 15.11(a); Subsection 15.11(b); Subsection 15.12(a); Section 15.15; Section 15.16; Subsection 15.17(b); Section 15.18; Section 16.12; Subsection 22.02(e); Article 28; Article 29; Article 31; Subsection 33.01(b); the references to "Landlord" in Article 33 shall be deemed to be deleted and replaced with "Overlandlord"; the last sentence of Subsection 35.20(a); Section 35.23; Article 36; Article 38 (other than, to the extent applicable, Subsection 38.01(a) through (d), Section 38.02, and Section 38.03) and all other references to the Work Allowance, Supplemental Work Allowance or Work Credit; Article 39; Article 40; Article 41; Article 42, Article 44, and all other references to the "Guaranty" or "Guarantor"; Exhibits H, J, K, L, N, P, Q, R, S, T, U, V and W.

B. The entirety of paragraph 3 of the First Amendment.

C. The entirety of the Signage Letter.

10. Assignment and Subletting. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 10) the provisions of Article 7 of the Overlease, as such provisions are applicable to this Sublease:

A. Subtenant, on its own behalf and on behalf of its heirs, distributees, executives, administrators, legal representatives, successors and assigns, covenants and agrees that Subtenant shall not, by operation of law or otherwise: (i) assign, whether by merger, consolidation or otherwise, mortgage or encumber its interest in this Sublease, in whole or in part, or (ii) sublet, or permit the subletting of, the Sublease Premises or any part thereof, or (iii) permit the Sublease Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise by any person or entity other than Subtenant without complying with the provisions of Article 7 of the Overlease (as if Subtenant were the tenant under the Overlease) and obtaining the prior written consent of Sublandlord and Overlandlord in each instance. Without limiting the foregoing, Sublandlord shall have the same rights and options under this Sublease that Overlandlord has under Article 7 of the Overlease. Provided that Subtenant shall not then be in default (after Tenant has received notice thereof) with respect to any provisions of the Sublease, Sublandlord shall not unreasonably withhold, condition or delay Sublandlord's consent to an assignment or subletting that shall have been consented to by Overlandlord, and as between Sublandlord and Subtenant only (and without prejudice to any rights of Overlandlord under the Overlease), (a) in the case of any sale of substantially all assets, merger, consolidation, or transfer of a majority of equity and/or voting securities of Subtenant, no consent of Sublandlord shall be required if Subtenant or its applicable successor or acquiror has assets, capitalization and a net worth (as determined in accordance with generally accepted accounting principles and certified to Sublandlord in writing by the chief financial officer of Subtenant or its successor or acquiror, as the case may be) immediately after such transaction equal to or greater than the assets, capitalization and net worth of Subtenant (as determined in accordance with generally accepted accounting principles and certified to Sublandlord in writing by the chief financial officer of Subtenant) immediately prior to such transaction (it being agreed that the required

assets, capitalization and net worth as required hereunder of Subtenant, its successor or acquirer may be combined with the assets, capitalization and net worth of Guarantor in order to satisfy the requirements of this Subparagraph), and (b) Subtenant shall be permitted to perform a transfer to a Tenant Affiliate (as defined in Section 7.02 of the Overlease), in accordance with, and subject to the provisions of Section 7.02 of the Overlease, provided however, in the case of either (a) or (b) above, Guarantor shall not be released from its obligations under the Guaranty. Any violation of the provisions of this Subparagraph 10A by Subtenant shall constitute a material default under this Sublease.

B. Subtenant shall reimburse Sublandlord on demand for all actual out-of-pocket costs (including, without limitation, all reasonable legal fees and disbursements, as well as the costs of making investigations as to the acceptability of the proposed assignee or subtenant and any costs payable by Sublandlord to Overlandlord) that may be incurred by Sublandlord in connection with a request by Subtenant that Sublandlord and/or Overlandlord consent to any proposed assignment or sublease.

C. Subtenant hereby waives any claim against Sublandlord for money damages that Subtenant may have based upon any refusal of Sublandlord to consent to an assignment or subletting pursuant to the provisions of this Sublease.

D. Any attempted assignment or subletting made contrary to the provisions of this Paragraph 10 shall be null and void. No consent by Sublandlord or Overlandlord to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord's and Overlandlord's express written consent to any further assignment or subletting. Notwithstanding any assignment or subletting, Subtenant shall remain fully liable for the payment of Fixed Rent and Additional Rent due and to become due hereunder and the performance of all of Subtenant's other obligations under this Sublease. The provisions of this Paragraph 10 shall apply to each and every assignment or sublease that Subtenant proposes to enter into during the Term. For the purposes of this Paragraph 10, "sublettings" shall be deemed to include all sub-sublettings as well as sublettings.

E. (i) If Subtenant is a corporation, the direct or indirect transfer and/or exchange of fifty (50%) percent or more (aggregating all prior transfers) of the shares of Subtenant or of the shares of any corporation of which Subtenant is a direct or indirect subsidiary, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for purposes of this Paragraph 10.

(ii) If Subtenant is a partnership, the direct or indirect transfer of fifty (50%) percent or more (aggregating all prior transfers) of the partnership interests of Subtenant, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 10.

(iii) If Subtenant is a limited liability company, the direct or indirect transfer of fifty (50%) percent or more (aggregating all prior transfers) of the membership interests of Subtenant, including transfers by operation of law and including a

related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 10.

F. Supplementing the provisions of Subsection 7.11(h) of the Overlease, in no event shall Subtenant (or any of its agents or employees) publicly list or advertise the rental rate or any of the other terms or provisions of the Overlease, and such prohibition shall be deemed incorporated into the conditions set forth in said Subsection 7.11(h).

G. For purposes of Section 7.14 of the Overlease (as the same is incorporated herein by reference), (i) the phrase "fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property" in the definition of "Assignment Profit" in Subsection 7.14(b) shall be deemed to also include any of the FF&E, and (ii) the term "Sublease Profit" shall mean, in any year of this Sublease, (a) any rents, additional charges or other consideration paid to Subtenant by the sub-subtenant (or any subtenant of such sub-subtenant) that is in excess of the Rent accruing during such year of the Term in respect of the sub-subleased space (at the rate per square foot payable by Subtenant hereunder) pursuant to the terms hereof, and (b) all sums paid for the sale or rental of any of Subtenant's fixtures, leasehold improvements, equipment, furniture or other personal property (including, without limitation, the FF&E), less, in the case of the sale thereof, the then net unamortized or undepreciated portion (determined on the basis of Subtenant's income tax returns) thereof, which net unamortized amount shall be deducted from the sums paid in connection with such sale in equal monthly installments over the balance of the term of the sub-sublease (each such monthly deduction to be in an amount equal to the quotient of the net unamortized amount, divided by the number of months remaining in the term of this Sublease).

11. Insurance.

A. Subtenant shall, at its own cost and expense, obtain, maintain and keep in force, from and after the date of this Sublease, for the benefit of Sublandlord, Subtenant, Overlandlord and such other parties as are named in the Overlease, all insurance that Sublandlord is required to maintain pursuant to Articles 9 and 11 of the Overlease with respect to the Sublease Premises.

B. Sublandlord, Overlandlord and such other parties as are required to be named pursuant to the Overlease shall be named as additional insureds in said policies and shall be protected against all liability occasioned by an occurrence insured against. All of said policies of insurance shall be: (i) written as "occurrence" policies, (ii) written as primary policy coverage and not contributing with or in excess of any coverage which Sublandlord may carry and (iii) satisfy all requirements set forth in the Overlease. Said policies shall also provide that the insurer will give Sublandlord at least thirty (30) days prior written notice of cancellation of said policy or of any material modification thereof, and shall comply with all of the provisions of the Overlease. Subtenant shall deliver to Sublandlord the policies of insurance or certificates thereof, together with evidence of the payment of premiums thereon simultaneously with Subtenant's execution of this Sublease, and shall thereafter furnish to Sublandlord, at least thirty (30) days prior to the expiration of any such policies and any renewals thereof, a new policy or certificate in lieu thereof, with evidence of the payment of premiums thereon.

C. Subtenant shall pay all premiums and charges for all of said policies, and, if Subtenant shall fail to make any payment when due or carry any such policy (after Tenant has been given notice thereof), Sublandlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Sublandlord, with interest thereon at the maximum legal rate of interest from the date of such payment or the issuance of such policy, shall be repaid to Sublandlord by Subtenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder. Payment by Sublandlord of any such premium, or the carrying by Sublandlord of any such policy, shall not be deemed to waive or release the default of Subtenant with respect thereto.

D. Notwithstanding anything to the contrary contained in Article 9 of the Overlease, except to the extent caused by or due to the negligence of Sublandlord, its agent, employees or contractors, Subtenant agrees to defend, indemnify and hold harmless Sublandlord, and the agents, partners, shareholders, directors, officers and employees of Sublandlord, from and against all damage, loss, liability, cost and expense (including, without limitation, engineers', architects' and attorneys' fees and disbursements) resulting from any of the risks referred to in this Paragraph 11. Such indemnification shall operate whether or not Subtenant has placed and maintained the insurance specified in this Paragraph 11, and whether or not proceeds from such insurance actually are collectible from one or more of Subtenant's insurance companies.

12. Brokerage. Subtenant represents and warrants to Sublandlord that no broker other than Cushman & Wakefield, Inc. and CBRE, Inc. (collectively, the "Broker") was instrumental in consummating this Sublease, and that no conversations or prior negotiations were had with any broker concerning the subletting of the Sublease Premises. Subtenant shall indemnify and hold Sublandlord harmless from and against any claims for brokerage commissions or similar fees claimed by any person or entity (other than the Broker), claiming to have dealt with Subtenant in connection with this Sublease. Sublandlord shall indemnify and hold Subtenant harmless from and against any claims for brokerage commissions or similar fees claimed by any person or entity (including the Broker), claiming to have dealt with Sublandlord in connection with this Sublease. Sublandlord agrees to pay the Broker all commissions and other fees to which the Broker may be entitled in connection with this Sublease in accordance with one or more separate agreements between Sublandlord and the Broker.

13. Access; Change in Facilities. Supplementing the provisions of Article 16 and Section 35.09 of the Overlease, as such provisions are applicable to the Sublease Premises, Subtenant hereby (i) acknowledges the rights granted to Sublandlord, Overlandlord and other parties (as the case may be) pursuant to Article 16 and Section 35.09 of the Overlease, (ii) agrees that neither Sublandlord nor Overlandlord shall have any liability to Subtenant in connection with the exercise of such rights in accordance with said Article 16 and Section 35.09, and (iii) agrees to cooperate with Overlandlord to the extent that Sublandlord, as tenant under the Overlease, is required to cooperate with Overlandlord pursuant to the provisions of said Article 16 and Section 35.09.

14. Assignment of the Overlease. The term "Sublandlord" as used in this Sublease means only the tenant under the Overlease, at the time in question, so that, if Sublandlord's interest in the Overlease is assigned, Sublandlord shall be thereupon released and

discharged from all covenants, conditions and agreements of Sublandlord hereunder accruing with respect to the Overlease from and after the date of such assignment, but such covenants, conditions and agreements shall be binding on the assignee until thereafter assigned.

15. Notices and Cure Periods; Default and Remedies.

A. All notices hereunder to Sublandlord or Subtenant shall be given in writing and delivered by hand, national overnight courier or mailed by certified or registered mail, return receipt requested, to the addresses set forth below:

If to Sublandlord:

Saks & Company LLC
225 Liberty Street
New York, New York 10281
Attention: Senior Vice President, Real Estate Legal

If to Subtenant

Maven Coalition, Inc.
225 Liberty Street
New York, New York 10281
Attention: Douglas B. Smith, CFO

with a copy to (in the case of a default or termination):

Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue
New York, New York 10017
Attention: David M. Rubin, Esq.

B. By notice given in the aforesaid manner, either party hereto may notify the other as to any change as to where and to whom such party's notices are thereafter to be addressed.

C. The effective date of any notice shall be the date such notice is delivered (or the date that such receipt is refused, if applicable).

D. In connection with the incorporation by reference of notice and other time limit provisions of the Overlease into this Sublease (and except with respect to actions to be taken by Subtenant for which shorter time limits are specifically set forth in this Sublease, which time limits shall control for the purposes of this Sublease), the time limits provided in the Overlease for the giving or making of any notice by the tenant thereunder to Overlandlord, the holder of any mortgage, the lessor under any ground or underlying lease or any other party, or for the performance of any act, condition or covenant or the curing of any default by the tenant thereunder, or for the exercise of any right, remedy or option by the tenant thereunder, are changed for the purposes of this Sublease, by shortening the same in each instance: (i) to forty-

five (45) calendar days with respect to all such periods of sixty (60) or more calendar or business days, (ii) to twenty calendar days with respect to all such periods of thirty (30) or more calendar or business days but less than sixty (60) calendar or business days, and (iii) by five (5) business days with respect to all such periods less than thirty (30) calendar or business days, except that, with respect to periods of ten (10) business days or less, the time period shall be reduced by two (2) business days; but in any and all events to a time limit enabling Sublandlord to give any notice, perform any act, condition or covenant, cure any default, and/or exercise any option within the time limit relating thereto as contained in the Overlease. Subtenant shall, immediately upon receipt thereof, notify Sublandlord of any notice served by Overlandlord upon Subtenant under any of the provisions of the Overlease or with reference to the Sublease Premises. Subtenant shall immediately furnish notice to Sublandlord of any action taken by Subtenant to cure any default under, or comply with any request or demand made by Overlandlord and/or Sublandlord in connection with, the Overlease (pertaining to the Sublease Premises) or this Sublease.

16. Binding Effect. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns (to the extent permitted hereunder).

17. Condition of the Sublease Premises.

A. It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Sublease, which alone fully and completely expresses their agreements, and that the same are entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Sublease. Other than as set forth is Subparagraph 1A above and this Subparagraph 17A, Subtenant acknowledges that Subtenant has inspected the Sublease Premises and agrees to accept possession of the Sublease Premises in "as is" and "where is" condition on the Commencement Date, and other than as set forth in Paragraph 3 above, Sublandlord is not required to make any contribution for work to be performed by Subtenant, or perform work of any kind, nature or description to prepare the Sublease Premises for Subtenant's occupancy. Sublandlord represents to Subtenant that, to its knowledge (without any duty to conduct any investigation or make any inquiry) and solely with respect to the Sublease Premises (excluding any portion of the Demised Premises that is not part of the Sublease Premises): (i) the Building systems and utilities that Overlandlord is required to provide to the Sublease Premises pursuant to the express provisions of the Overlease are in good working order and condition, and (to the extent applicable) shall be in compliance with applicable legal requirements, on the Commencement Date; (ii) no violation of applicable legal requirements exists that would prevent Subtenant from obtaining permits for the construction of permitted alterations in the Sublease Premises.

B. Notwithstanding the foregoing, on the Commencement Date, Sublandlord shall deliver the Sublease Premises to Subtenant, and Subtenant shall accept the Sublease Premises (the following clauses (i) and (ii) shall be collectively referred to as the "Delivery Conditions"):

(i) with all personal property of Sublandlord removed by Sublandlord (excluding the artwork in the Sublease Premises, as more particularly described in

clause (iii) below, including removal of signage identifying Sublandlord, at Sublandlord's own expense; and

(ii) with all office furnishings. fixtures and equipment listed on the schedule attached hereto as Exhibit C and made a part hereof (the "FF&E") remaining in the Sublease Premises, except for those items listed on the schedule attached hereto as Exhibit D and made a part hereof that will be removed from the Sublease Premises, at Sublandlord's expense, on or before the Commencement Date; and

(iii) with all artwork listed on the schedule attached hereto as Exhibit F and made a part hereof (the "Artwork") remaining in the Sublease Premises, subject to the provisions of this clause (iii). Subtenant agrees that Sublandlord shall have the right, at any time prior to or during the Term, to remove the Artwork from the Sublease Premises, at Sublandlord's expense, upon at least thirty (30) days' prior written notice to Subtenant. Subtenant hereby agrees that the Artwork is the sole and exclusive property of Sublandlord and shall be insured by Sublandlord. Subtenant shall not encumber the Artwork or any portion thereof with any lien, security interest, or other encumbrance. Except in the case of an emergency to preserve the Artwork or in the case that Subtenant is directed to do so by Sublandlord, in either of which cases Sublandlord shall be immediately notified by telephone and in writing, Subtenant shall not remove, relocate, deface, modify or disturb any of the Artwork without Sublandlord's prior written consent, which consent may be withheld in the exercise of Sublandlord's sole discretion (which consent shall not be unreasonably withheld, conditioned or delayed with respect to relocations within the Sublease Premises that are performed with reasonably appropriate care). Subtenant shall pay no rent to Sublandlord for the use of the Artwork in the Sublease Premises as contemplated hereby.

C. Sublandlord makes no representations as to the condition of the FF&E remaining in the Sublease Premises as of the Commencement Date, and, Subtenant (a) acknowledges and agrees that Subtenant has inspected the FF&E, and (b) shall accept the FF&E in "as-is" and "where-is" condition on the Commencement Date. Subtenant shall repair, maintain and replace, as applicable, the FF&E in the Sublease Premises to maintain the same in good order and condition, normal wear and tear excepted. Sublandlord shall have no obligation to repair or replace any of the FF&E. At the scheduled expiration of the Term (unless elected otherwise by Sublandlord following the sooner termination of this Sublease as a result of a default by Subtenant hereunder), ownership of such FF&E shall transfer to Subtenant, and, to the extent that Sublandlord would be required to do the same pursuant to the Overlease, Subtenant shall remove the FF&E from the Sublease Premises at Subtenant's sole cost and expense, failing which Sublandlord may remove the same and charge to Subtenant the cost of such removal.

D. Subtenant shall not be entitled to a rent abatement as a result of the discovery of any Hazardous Materials in the Sublease Premises during the performance of any Subtenant's Alterations, unless Sublandlord (as tenant under the Overlease) shall be entitled to and shall actually receive a rent abatement with respect to the Sublease Premises pursuant to the terms of Subsection 35.20(b) of the Overlease; it being understood and agreed that Subtenant shall not be entitled to any abatement under this Sublease if the abatement granted to Sublandlord under the Overlease is on account of any portion of the Demised Premises that is not part of the Sublease Premises.

E. Subtenant acknowledges and agrees that any and all alterations, installations, renovations or other items of work necessary to prepare the Sublease Premises for Subtenant's initial occupancy shall be performed by Subtenant (subject to the provisions of Paragraph 18 below and the applicable provisions of the Overlease), at Subtenant's own cost and expense.

18. At End of Term. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 18) the provisions of Articles 21 and 34 of the Overlease, as such provisions are applicable to the Sublease Premises:

A. Upon the expiration or sooner termination of this Sublease, Subtenant shall vacate and surrender the Sublease Premises in the condition required pursuant to the terms of the Overlease (including, without limitation, the removal of any Specialty Alterations and/or Required Specialty Alterations as set forth in Section 12.01(b) of the Overlease). Without limiting the foregoing, Subtenant shall forthwith repair any damage to the Sublease Premises caused by any removal from the Sublease Premises of any "Subtenant's Alterations" (as such term is hereinafter defined) or of any of Subtenant's furniture, moveable trade fixtures, improvements or any other property so removed from the Sublease Premises. Provided that this Sublease shall not have been terminated prior to the Expiration Date by reason of a default on the part of Subtenant, Sublandlord shall not require the removal or restoration of any of Subtenant's Alterations, except if and to the extent that Overlandlord shall require the removal or restoration thereof. In no event shall Subtenant be responsible for the removal and restoration of any Alterations existing in the Sublease Premises on the Commencement Date, including, any Specialty Alterations and any Required Specialty Alterations (as such terms are defined in the Overlease).

B. The parties recognize and agree that the damage to Sublandlord resulting from any failure by Subtenant to timely surrender possession of the Sublease Premises as aforesaid will be substantial and will exceed the amount of the monthly installments of the Fixed Rent payable hereunder. Subtenant therefore agrees that if possession of the Sublease Premises is not surrendered to Sublandlord in the condition required pursuant to the terms of the Overlease on the Expiration Date or sooner termination of this Sublease, then, in addition to any other right or remedy Sublandlord may have hereunder or at law or in equity, Subtenant shall pay to Sublandlord for each month and for each portion of any month during which Subtenant holds over in the Sublease Premises after the Expiration Date or sooner termination of this Sublease, a sum equal to one and one-half (1.5) times the higher of (i) the aggregate of the portion of the Fixed Rent and Recurring Additional Rent which were payable under this Sublease with respect to the last month of the Term, and (ii) an amount equal to the then market rental value of the Sublease Premises as shall be established by Sublandlord giving notice to Subtenant of Sublandlord's good faith estimate of such market rental value, which market rental value may be disputed by Subtenant in accordance with the procedure set forth in Subsection 34.01(a) of the Overlease. In addition to making all required payments under this Subparagraph 18B, Subtenant shall, in the event of Subtenant's failure to surrender the Sublease Premises in accordance with Articles 21 and 34 of the Overlease, as modified by this Paragraph 18 and in the manner aforesaid, also indemnify and hold Sublandlord harmless from and against any and all cost, expense, damage, claim, loss or liability resulting from any delay or failure by Subtenant in so surrendering the Sublease Premises, including any consequential damages suffered by

Sublandlord by reason of claims made by third parties, including, without limitation, any claims made by any succeeding occupant founded on such delay or failure, and any payments required to be made by Sublandlord to Overlandlord by reason of such delay or failure by Subtenant to surrender the Sublease Premises, and any and all reasonable attorneys' fees, disbursements and court costs incurred by Sublandlord in connection with any of the foregoing. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Sublease Premises after the Expiration Date or sooner termination of this Sublease, and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date or sooner termination of this Sublease shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Paragraph 18, which provisions shall survive the Expiration Date or sooner termination of this Sublease.

19. Subtenant's Alterations. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 19) the provisions of Article 11 of the Overlease that have been incorporated into this Sublease, as such provisions are applicable to the Sublease Premises:

A. Any and all alterations, additions, substitutions, improvements and decorations proposed to be made by Subtenant (hereinafter collectively referred to as "Subtenant's Alterations") in the Sublease Premises shall be subject to: (i) Sublandlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed if (x) such Subtenant's Alterations are non-structural, (y) such Subtenant's Alterations are made entirely within the Sublease Premises, are visible only within the Sublease Premises and do not affect or involve any portion of the Building outside of the Sublease Premises, and (z) such Subtenant's Alterations shall not affect any of the mechanical, electrical, sanitary and/or any other systems of the Building or increase Subtenant's use of any such systems; and (ii) Overlandlord's prior written consent. Notwithstanding anything to the contrary in the foregoing but subject to Subparagraph 19D below, Subtenant shall have the right, without being required to obtain Sublandlord's consent, to perform Decorative Changes (as hereinafter defined).

B. In any instance where Overlandlord shall withhold consent to a Subtenant's Alteration, then Sublandlord's consent to such Subtenant's Alteration shall be deemed withheld, and Sublandlord shall not be deemed unreasonable in withholding such consent.

C. In any instance where Overlandlord shall withhold consent to Subtenant's choice of contractor, then Sublandlord's consent to such choice of contractor shall be deemed withheld, and Sublandlord shall not be deemed unreasonable in withholding such consent; provided, however, that Sublandlord shall not withhold Sublandlord's consent to any contractor first approved by Overlandlord.

D. Supplementing the provisions of Subparagraph 19A above, Subtenant shall have the right, without being required to obtain Sublandlord's consent, to perform Subtenant's Alterations in or to the interior portions of the Sublease Premises, which do not require the issuance of a building permit or any other governmental authorization and which are purely decorative in nature (e.g., painting and the installation or removal of carpeting or wall coverings; collectively, "Decorative Changes"), provided that such Decorative Changes are made

entirely within the interior portions of the Sublease Premises and do not cost in excess of the Decorative Changes Threshold, in the aggregate, over a twelve month period, but Subtenant shall nonetheless comply with all of the other requirements governing Subtenant's Alterations set forth in this Sublease and the Overlease. For purposes hereof, the term "Decorative Changes Threshold" shall mean an amount equal to (i) $10.00, multiplied by (ii) the rentable square foot area (measured in accordance with the "Standard" set forth in the Overlease) of the Sublease Premises (which $10.00 shall be increased on each January 1 occurring during the term of this Sublease by the percentage increase in the CPI (as such term is defined in the Overlease) that shall have accumulated during the preceding twelve (12) month period) with respect to all Subtenant's Alterations performed as part of the same project.

20. Rules and Regulations. Subtenant shall, and Subtenant shall cause all of Subtenant's agents, employees, licensees and invitees to, fully and promptly comply with all requirements of the rules and regulations of the Building and related facilities, copies of which are attached to the Overlease as Exhibits D and E thereof. Subtenant acknowledges that Overlandlord shall at all times have the right to change such rules and regulations or to promulgate other rules and regulations in such manner as may be reasonable for safety, care or cleanliness of the Building and related facilities or premises, and for preservation of good order therein, all of which rules and regulations, changes and amendments will be forwarded to Subtenant in writing and shall be carried out and observed by Subtenant. Subtenant shall further be responsible for the compliance with such rules and regulations by the employees, servants, agents, visitors, licensees and invitees of Subtenant. In the event of any conflict between the provisions of this Sublease and the provisions of such rules and regulations, then the provisions of such rules and regulations shall control.

21. No Recording. Neither party shall have the right to record this Sublease (or any memorandum thereof), and the same shall not be recorded.

22. Waiver of Trial By Jury. The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant's use or occupancy of the Sublease Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Sublandlord commences any summary proceeding against Subtenant, Subtenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Subtenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Subtenant.

23. Miscellaneous. This Sublease is made in the State of New York, and shall be governed by and construed under the laws thereof. This Sublease supersedes any and all other or prior understandings, agreements, covenants, promises, representations or warranties of or between the parties (which are fully merged herein). The headings in this Sublease are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof. Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neuter; the feminine to

include the masculine and neuter; the singular to include the plural; and the plural to include the singular. This Sublease shall not be binding upon Sublandlord for any purpose whatsoever unless and until Sublandlord has delivered to Subtenant a fully executed duplicate original hereof.

24. Damage or Destruction. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 24) and supplementing those provisions of Article 19 of the Overlease that have been incorporated into this Sublease, as such provisions are applicable to the Sublease Premises:

A. Subtenant shall not be entitled to a rent abatement as a result of all or a portion of the Sublease Premises being damaged or rendered untenantable by fire or other cause, unless Sublandlord, as tenant under the Overlease, shall be entitled to and shall actually receive a rent abatement with respect to such damaged portion of the Sublease Premises pursuant to the terms of Article 19 of the Overlease; it being understood and agreed that Subtenant shall not be entitled to any abatement under this Sublease if the abatement granted to Sublandlord under the Overlease is on account of any portion of the Demised Premises that is not part of the Sublease Premises.

B. Sublandlord's sole obligation with respect to delivering any notice, statement and/or estimate required by Article 19 of the Overlease shall be limited to the obligation to deliver to Subtenant a copy of any such notice, statement or estimate prepared by or on behalf of Overlandlord (which relates to the Sublease Premises), if and to the extent the same are received by Sublandlord from Overlandlord.

C. Subtenant acknowledges and agrees that any and all obligations of "Landlord" described in Article 19 of the Overlease to repair or pay the cost of repairs in the event of a fire or other cause shall be the obligation of Overlandlord (and not of Sublandlord). Nothing contained in this Sublease shall be construed as limiting Sublandlord's right to terminate the Overlease (and thereby terminate this Sublease) in accordance with Subsection 19.03(b) of the Overlease.

25. Valid Authority. Subtenant hereby represents and warrants to Sublandlord that:

A. Subtenant (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) is duly qualified (if foreign) and authorized to do business in the State of New York (with a copy of evidence thereof to be supplied to Sublandlord upon request), and (iii) has the full right and authority to enter into this Sublease; and

B. The execution, delivery and performance of this Sublease by Subtenant: (i) has been duly authorized, (ii) does not conflict with any provisions of any instrument to which Subtenant is a party or by which Subtenant is bound, and (iii) constitutes a valid, legal and binding obligation of Subtenant.

26. Failure to Give Possession. If Sublandlord shall be unable to give possession of the Sublease Premises to Subtenant by any specified date, Sublandlord shall not be

subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Sublease, but the Fixed Rent applicable to such portion of the Sublease Premises shall be abated (provided that Subtenant is not responsible for the inability to obtain possession) until Sublandlord shall have delivered possession to Subtenant. The provisions of this Paragraph 25 shall be considered an express agreement governing any case of Sublandlord's failure to deliver possession of the Sublease Premises, and any law now or hereafter in force which is inconsistent with the provisions of this Paragraph 26 shall have no application in such case.

27. Directory Listings; Signage.

A. Modifying the provisions of Subsection 15.09(a) of the Overlease, as such provisions are applicable to this Sublease, Subtenant (at Subtenant's cost) shall have the right to maintain a pro rata portion of listing spaces or slots (electronic or otherwise) in the Building's directory permitted to be maintained by Sublandlord under the Overlease.

B. Subject to the applicable provisions of the Overlease and Subtenant obtaining Sublandlord's approval as to the precise location, dimensions and motif thereof, Sublandlord shall permit Subtenant to install an identification sign (that merely contains Subtenant's name and/or logo), at Subtenant's own cost and expense, on Subtenant's entrance to the Sublease Premises and in the 27th floor elevator lobby (i) in a design and location, and installed in a manner, approved by Sublandlord (which approval shall not be unreasonably withheld, conditioned or delayed), and (ii) provided any such identification signs are maintained during, and removed at the expiration or sooner termination of, the Term by Subtenant (at Subtenant's own cost and expense).

28. Condemnation. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 28) and supplementing those provisions of Article 20 of the Overlease that have been incorporated into this Sublease, as such provisions are applicable to the Sublease Premises:

A. Subtenant shall not be entitled to any award as a result of all or a portion of the Sublease Premises being taken by condemnation or in any other manner for any public or quasi-public use or purpose during the Term, unless Sublandlord, as tenant under the Overlease, shall be entitled to and shall actually receive an award with respect to such taken portion of the Sublease Premises pursuant to the terms of Article 20 of the Overlease; it being understood and agreed that Subtenant shall not be entitled to any award under this Sublease if the award granted to Sublandlord under the Overlease is on account of any portion of the Demised Premises that is not part of the Sublease Premises.

B. Subtenant acknowledges and agrees that any and all obligations of "Landlord" described in Section 20.05 of the Overlease to repair or pay the cost of repairs in the event of a taking of less than the whole of the Building and/or the Land, or in the event of a taking for a temporary use or occupancy of all or any part of the Sublease Premises, that does not result in a termination of this Sublease shall be the obligation of Overlandlord (and not of Sublandlord). Nothing contained in this Sublease shall be construed as limiting Sublandlord's

right to terminate the Overlease (and thereby terminate this Sublease) in accordance with Section 20.02 of the Overlease.

29. Consent of Overlandlord under the Overlease. This Sublease shall have no effect unless and until Overlandlord shall have given written consent hereto. Promptly following the execution of this Sublease, Sublandlord and Subtenant shall use commercially reasonable efforts to obtain Overlandlord's consent hereof and to the Proposed Audio Use ("Overlandlord's Consent"). Sublandlord shall be responsible for all costs and expenses payable to Overlandlord in connection with Overlandlord's Consent, provided however, that Subtenant shall be responsible for any costs or fees charged by Overlandlord to review any proposed plans and specifications charged in connection with any proposed Alterations to be performed by Subtenant, including, without limitation, for the Proposed Audio Use (the "Alteration Review Costs"). If Overlandlord does not provide Overlandlord's Consent for any reason whatsoever within sixty (60) days after the date hereof, then either Sublandlord or Subtenant may elect to cancel this Sublease by giving notice to the other party after the expiration of said 60-day period, but prior to the issuance of Overlandlord's Consent. Subtenant acknowledges that Subtenant may be required to execute and deliver Overlandlord's Consent as a condition precedent to the execution thereof by Overlandlord. Subtenant agrees that Subtenant shall promptly execute and deliver to Sublandlord Overlandlord's Consent provided that the same is reasonably acceptable to Subtenant. Notwithstanding anything to the contrary contained in this Paragraph 29, in the event that Overlandlord shall have forwarded a form of Overlandlord's Consent to Sublandlord within said 60-day period, but the same shall not have been executed by all parties thereto for any reason whatsoever, then said 60-day period shall be extended by an additional period of sixty (60) days, during which period Sublandlord and Subtenant shall diligently and in good faith take all reasonable acts necessary to obtain Overlandlord's Consent (with the date upon which Overlandlord, Sublandlord and Subtenant have all executed such Overlandlord's Consent, the "Consent Date"). If either party shall have given notice of cancellation to the other party (in accordance with the provisions of this Paragraph 29), then: (i) Sublandlord shall not be obligated to take any further action to obtain Overlandlord's Consent, (ii) Sublandlord shall refund to Subtenant the installment of Fixed Rent paid by Subtenant at the execution of this Sublease, (iii) if a Letter of Credit has been previously delivered to Sublandlord, Sublandlord shall return the Letter of Credit to Subtenant, (iv) this Sublease shall thereupon be deemed null and void and of no further force and effect, and neither of the parties hereto shall have any rights or claims against the other, and (v) Subtenant shall reimburse Sublandlord for any Alteration Review Costs.

30. OFAC. As an inducement to Sublandlord to enter into this Sublease, Subtenant hereby represents and warrants that: (i) Subtenant is not, nor is Subtenant owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (with any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Subtenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation that is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Subtenant (and any

person, group, or entity that Subtenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including any assignment of this Sublease or any subletting of all or any portion of the Sublease Premises, or permitting the Sublease Premises or any portion thereof to be used or occupied (on a permanent, temporary or transient basis), or the making or receiving of any contribution of funds, goods or services, to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Subtenant of the foregoing representations and warranties shall be deemed a default by Subtenant under this Sublease and shall be covered by the indemnity provisions of this Sublease (as the same are incorporated by reference from the Overlease), and (y) the representations and warranties contained in this Paragraph 30 shall be continuing in nature and shall survive the expiration or earlier termination of this Sublease.

31. Security.

A. Within five (5) Business Days following the Consent Date, Subtenant shall deposit with Sublandlord, the sum of Three Million Twenty-Four Thousand Two Hundred Thirty-Two and 00/100 ($3,024,232.00) Dollars (the "Security Deposit Amount"), as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease. Subtenant agrees that, if Subtenant shall default (beyond the expiration of any applicable notice and cure periods) with respect to any of the covenants, agreements, terms, provisions and conditions that shall be the obligation of Subtenant to observe, perform or keep under the terms of this Sublease, including the payment of the Fixed Rent and Additional Rent, Sublandlord may use, apply or retain the whole or any part of the security being held by Sublandlord (the "Security") to the extent required for the payment of any Fixed Rent and Additional Rent, or any other payments as to which Subtenant shall be in default beyond the expiration of any applicable notice and cure periods or for any monies which Sublandlord may expend or may be required to expend by reason of Subtenant's default in respect of any of the covenants, agreements, terms, provisions and conditions of this Sublease beyond the expiration of any applicable notice and cure periods, including any damages or deficiency in the reletting of the Sublease Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord. Sublandlord shall not be required to so use, apply or retain the whole or any part of the Security so deposited, but if the whole or any part thereof shall be so used, applied or retained, then Subtenant shall, upon demand, promptly deposit with Sublandlord an amount equal to the amount so used, applied or retained, so that Sublandlord shall have the entire Security Deposit Amount on hand at all times during the Term. In the event that Subtenant shall not then be in default after notice and the expiration of the applicable cure period of any of the terms, provisions, covenants, agreements and conditions of this Sublease, the Security shall be returned to Subtenant within thirty (30) days after the later to occur of (a) the Expiration Date, and (b) delivery of exclusive possession of the entire Sublease Premises to Sublandlord in the condition required hereunder. In the event of an assignment of Sublandlord's interest in, under or to this Sublease: (i) Sublandlord shall transfer the Security to the assignee or lessee or transferee, (ii) Sublandlord shall thereupon be released by Subtenant from all liability for the return of such Security, and (iii) Subtenant agrees to look solely to Sublandlord's successor for the return of said Security; it being agreed that the provisions hereof shall apply to every transfer or

assignment made of the Security to a new Sublandlord. Subtenant further covenants that Subtenant will not assign or encumber or attempt to assign or encumber the monies deposited herein as Security, and that neither Sublandlord nor Sublandlord's successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. It is expressly understood that Subtenant shall not be entitled to receive any interest on the Security.

B. Notwithstanding anything to the contrary contained in Subparagraph 31A above, in lieu of a cash security deposit, Subtenant shall deliver to Sublandlord a clean, irrevocable, transferable and unconditional letter of credit (the "Letter of Credit") issued by and drawn upon B. Riley Financial, Inc. (hereinafter referred to as the "Issuing Bank") which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in a form reasonably approved by Sublandlord, (iii) be for the benefit of Sublandlord, (iv) subject to Subparagraph 31D below, be for the Security Deposit Amount, (v) except as otherwise provided in this Subparagraph 31B, conform and be subject to International Standby Practices, ISP 98, ICC Publication No. 590 (or any revision thereof or successor thereto), (vi) be fully transferable by Sublandlord without any fees or charges therefor (or, if the Letter of Credit shall provide for the payment of any transfer fees or charges, the same shall be paid by Subtenant as and when such payment shall be requested by the Issuing Bank), (vii) provide that Sublandlord shall be entitled to draw upon the Letter of Credit upon presentation to the Issuing Bank of a sight draft accompanied by Sublandlord's written certification that Sublandlord is then entitled to draw upon the Letter of Credit pursuant to the terms of this Sublease, and (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the entire Term and for a period of sixty (60) days thereafter, unless the Issuing Bank shall send notice (the "Non-Renewal Notice") to Sublandlord by registered mail, return receipt requested, not less than ninety (90) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case unless Subtenant shall have provided Sublandlord with an acceptable replacement Letter of Credit, Sublandlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of Subparagraph 31A above as cash security. If Sublandlord shall fail, for any reason whatsoever, to draw upon the Letter of Credit within said ninety (90) day period, and the Letter of Credit shall expire prior to the sixtieth (60th) day following the Expiration Date, then Subtenant shall, upon demand, immediately furnish Sublandlord with a replacement Letter of Credit (which shall comply with all of the conditions set forth in the immediately preceding sentence), so that Sublandlord shall, subject to Subparagraph 31D, have the entire Security Deposit Amount on hand at all times during the Term and for a period of sixty (60) days thereafter. Subtenant acknowledges and agrees that the Letter of Credit shall be delivered to Sublandlord as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease, and that Sublandlord shall have the right to draw upon the entire Letter of Credit in any instance in which Sublandlord would have the right to use, apply or retain the whole or any part of any cash security deposited with Sublandlord pursuant to Subparagraph 31A above. With respect to the Letter of Credit required herewith in lieu of a cash security all references to "Security" in Subparagraph 31A above shall be deemed to refer to the Letter of Credit, or any proceeds thereof as may be drawn upon by Sublandlord. Notwithstanding anything to the

contrary contained herein, the Security Deposit Amount and the Letter of Credit shall be subject to reduction as set forth in Subparagraph 31D below.

C. In the event that, at any time during the Term, (i) the Issuing Bank shall no longer satisfy the Minimum Required Public Rating (defined below) standard, or (ii) it becomes public knowledge that circumstances have occurred indicating that the Issuing Bank may be incapable of, unable to, or prohibited from honoring the then existing Letter of Credit (hereinafter referred to as the "Existing L/C") in accordance with the terms thereof, then, upon the happening of either of the foregoing, Sublandlord may send notice to Subtenant (hereinafter referred to as the "Replacement Notice") requiring Subtenant within twenty (20) days to replace the Existing L/C with a new letter of credit (hereinafter referred to as the "Replacement L/C") from a substitute Issuing Bank satisfying the Minimum Required Public Rating standard and otherwise satisfying the qualifications described in Subparagraph 31B above (collectively, the "LC Qualifications"). Upon receipt of a Replacement L/C satisfying the LC Qualifications, Sublandlord shall promptly return the Existing L/C to Subtenant, and such substitute Issuing Bank shall be thereafter deemed to be the Issuing Bank for the purposes of this Paragraph 31. In the event that (a) a Replacement L/C satisfying the LC Qualifications is not received by Sublandlord within the time specified, or (b) Sublandlord in good faith believes an emergency exists, then, in either event, upon not less than two (2) business days' notice to Subtenant, the Existing L/C may be presented for payment by Sublandlord and the proceeds thereof shall be held by Sublandlord in accordance with Subparagraph 31A above, subject, however, to Subtenant's obligation to replace such cash security with a new letter of credit satisfying the LC Qualifications. For the purposes of this Paragraph 31, the term "Minimum Required Public Rating" shall mean that the Issuing Bank has (x) a long-term unsecured debt rating of not less than "A+" by Standard & Poor's ("S&P") and a short-term senior unsecured debt rating of at least "Al" from S&P; (y) a long-term unsecured debt rating of not less than "A2" from Moody's and a short term senior unsecured debt rating of at least "Pl" from Moody's, or if no short-term debt rating exists, a long-term senior unsecured debt rating of at least "Al" from Moody's, and (z) for so long as the Issuing Bank is B. Riley Financial Inc. only (in which case the foregoing clauses (x) and (y) shall not apply), an investment grade rating of BBB+ by Egan-Jones Rating Company.

D. Provided that Subtenant is not then in default (after Subtenant shall have theretofore been given notice of any such default, but subject to the provisions of the immediately following sentence) with respect to any of the terms, provisions, covenants, agreements and conditions of this Sublease, then, as of the third (3rd) anniversary of the Rent Commencement Date, the Security Deposit Amount shall be reduced to an amount equal to One Million Five Hundred Twelve Thousand One Hundred Sixteen and 00/100 ($1,512,116.00) Dollars, it being agreed that at no time during the Term shall the Letter of Credit furnished to Sublandlord pursuant to this Subparagraph 31D be less than the amount equal to One Million Five Hundred Twelve Thousand One Hundred Sixteen and 00/100 ($1,512,116.00) Dollars. Supplementing the provisions of the immediately preceding sentence, in the event that Subtenant shall be in default (after Subtenant shall have theretofore been given notice of any such default) hereof on the date that the reduction set forth in the immediately preceding sentence shall be scheduled to occur but for such default, and if (i) Subtenant shall have cured all such defaults within the applicable cure period after notice thereof shall have been given to Subtenant (with the date that Subtenant shall have cured the latest of all such defaults being hereinafter referred

to as the "Burndown Cure Date"), and (ii) Subtenant shall not then be in default (after Subtenant shall have theretofore been given notice of any such default) with respect to any of the terms, provisions, covenants, agreements and conditions of this Sublease, then, commencing on the Burndown Cure Date, Subtenant shall be permitted to reduce the amount of the Security Deposit Amount then held by Sublandlord in accordance with the provisions of the immediately preceding sentence.

E. In connection with the reduction of the Security Deposit Amount then held by Sublandlord as set forth in Subparagraph 31D above, Subtenant shall deliver to Sublandlord a new Letter of Credit that satisfies the criteria set forth in Paragraph 31B above or an amendment to the existing Letter of Credit (which amendment must be acceptable to Sublandlord in all reasonable respects), and Sublandlord shall execute the amendment and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof.

F. Subtenant acknowledges receipt of advice from Sublandlord to the effect that Sublandlord would not have entered into this Sublease but for Sublandlord's expectation that Sublandlord will, within five (5) business days following the Consent Date, receive the Letter of Credit, in a form reasonably acceptable to Sublandlord and otherwise satisfying the qualifications described in this Paragraph 31. Accordingly, Subtenant expressly agrees that if, for any reason whatsoever, the required Letter of Credit shall not have been delivered to Sublandlord by the date that is five (5) business days following the Consent Date, such non-delivery shall be a material default, whereupon Sublandlord shall be entitled to exercise all of the remedies available to Sublandlord pursuant to this Sublease with respect to the occurrence of a material default, including, without limitation, the right to terminate this Sublease (even if Subtenant shall otherwise be in full compliance with all of the other provisions of this Sublease).

32. Guaranty. Subtenant agrees to deliver to Sublandlord concurrently with the execution and delivery of this Sublease the guaranty ("Guaranty") of TheMaven, Inc. ("Guarantor"), which Guaranty shall be in the form annexed hereto as Exhibit "E".

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first written above.

SUBLANDLORD:

SAKS & COMPANY LLC

By: ______________________

Name: IAN PUTNAM

Title: PRESIDENT, REAL ESTATE AND CHIEF CORPORATE DEVELOPMENT OFFICER

SUBTENANT:

MAVEN COALITION, INC.

By: ______________________

Name: Douglas B. Smith

Title: Chief Financial Officer

DEBORAH R. SLATER
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 01SL4773607
Qualified In New York County
Commission Expires March 6, 2023

Deborah R. Slater

SUBTENANT ACKNOWLEDGEMENT

STATE OF ____________)

) ss.:

COUNTY OF __________)

On the 14 day of January in the year 2020, before me, the undersigned, a notary public in and for said state, personally appeared Douglas Smith, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in her/his capacity, and that by her/his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Deborah R. Slater
Notary Public

DEBORAH R. SLATER
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 01SL4773607
Qualified in New York County
Commission Expires March 6, 2023

EXHIBIT A

Floor Plan of Sublease Premises

[*To be inserted.*]

EXHIBIT B

COMMENCEMENT DATE AGREEMENT

AGREEMENT made this ________ day of ___________, 2020, between **SAKS & COMPANY LLC**, hereinafter referred to as "Sublandlord", and **Maven Coalition, Inc.**, hereinafter referred to as "Subtenant". Capitalized terms not defined herein shall have the meanings ascribed to them in the Sublease (as hereinafter defined).

WITNESSETH:

1. Sublandlord and Subtenant have heretofore entered into a written indenture of Sublease dated as of January ____, 2020 (hereinafter referred to as the "Sublease"), for the subleasing by Sublandlord to Subtenant of the entire rentable area of the twenty-seventh (27th) floor within the office building located at 225 Liberty Street, New York, New York 10281, all as in said Sublease more particularly described.

2. Sublandlord and Subtenant agree that the Commencement Date of the Term [was][shall be] _______________, 2020; the Rent Commencement Date of the Term shall be November 1, 2020; and the Expiration Date of the Term shall be November 30, 2032.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Commencement Date Agreement as of the day and year first above written.

SUBLANDLORD:

SAKS & COMPANY LLC

By: ______________________________
Name:
Title:

SUBTENANT:

MAVEN COALITION, INC.

By: ______________________________
Name:
Title:

EXHIBIT C

FF&E Items to Remain in the Sublease Premises

Date: 11/15/19

L27: FF&E To Remain

Item	Description	Total Count
	Black Mesh Desk Chair	357
	2 Draw 2 Shelf Cushioned File Cabinet	329
	4 Draw File Cabinet	26
	White 2 Door Cabinet with Silver Trim	7
	75 Inch Monitor (Cypress)	1
	Gray Mesh Conference Room Chair	59

	Gray Fabric Scoop Task Chair with Chrome Legs	23
	Tan Fabric Common Area Side Chair	33
	Gary 4 Seat Sectional	4
	24' Frosted Glass Common Area Side Table	10
	30' Frosted Glass Common Area Side Table	3
	White High Chair with Wood Legs	12
	White Lacquer High Top Table	2

NY 77902331

	Marvel Under The Counter Ice Maker	2
	White Round Meeting Room Table with Chrome Claw Feet	8
	White Round Meeting Room Table with Chrome Legs	6
	Single Workstation	344
	Gray 2 Draw, 2 Shelf White Surface File Cabinet	5
	Monogram Refrigerator with Freezer	1
	White 3 Shelf Cabinet	2

	Gray 2 Draw White Surface File Cabinet	1
	Gray Mesh Desk Chair	1
	Black Ribbed Leather Swivel Conference Chair with Chrome Legs	1
	Light Gray Fabric Task Chair with Chrome Legs	8
	3 Door White Credenza with Silver Trim	3
	Light Gray Fabric Guest Chair with Black Arms, Chrome Legs	8
	Dark Gray Guest Chair with Black Arms, Chrome Legs	29

	65 Inch Monitor (Common Area)	3
	2 Draw White File Cabinet	2
	65 Inch Monitor(Common Area near Conference Table)	3
	Microwave Oven	4
	Monogram Refrigerator	3
	Key Access Swipe Pads	8
	Racks In IDF Closets	All Existing

	360 Viewing Security Cameras	13
	Still Security Cameras	17
	Facial Recognition	1
	Room Reservation Systems	All Existing

EXHIBIT D

Personal Items to be Removed from the Sublease Premises

11/15/19

L27: Personal Items To Remove

Item	Description	Total Count
	Coffee Maker	All Existing
	Printers	All Existing
	Routers/Switches/Equipment In IDF Closet	All Existing
	Artwork	All Existing
	Computer Monitors	All Existing
	Video Conferencing Equipment	All Existing

EXHIBIT E

GUARANTY

THIS GUARANTY (this "Guaranty") is made as of January _____, 2020, by **theMaven INC.**, a **Delaware corporation,** having an address at 1500 Fourth Avenue, Suite 200, Seattle, Washington 98101 ("Guarantor"), to **SAKS & COMPANY LLC**, a Delaware limited liability company having an office at 225 Liberty Street, New York, New York 10281 ("Sublandlord").

WITNESSETH:

WHEREAS, Sublandlord has been requested by Maven Coalition, Inc., a Nevada corporation, having an office at 225 Liberty Street, New York, New York 10281 ("Subtenant"), to enter into a proposed sublease agreement, dated as of the date hereof (the "Sublease"), whereby Sublandlord would let and demise unto Subtenant, and Subtenant would hire and rent from Sublandlord, the entire rentable portion of the twenty-seventh (27th) floor (the "Premises") of the building (the "Building") located at 225 Liberty Street, New York, New York;

WHEREAS, Guarantor directly or indirectly owns all of the shares in Subtenant, and Guarantor will derive substantial benefit from the execution and delivery of the Sublease; and

WHEREAS, Guarantor acknowledges that Sublandlord would not enter into the Sublease without the execution and delivery of this Guaranty by Guarantor;

NOW, THEREFORE, for and in consideration of the execution and delivery of the Sublease and other good and valuable consideration, the receipt and sufficiency whereof are hereby conclusively acknowledged by Guarantor, the parties hereto agree as follows:

I. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Sublease.

II. Covenants of Guarantor. Guarantor does hereby:

1. Guarantee to Sublandlord the full and prompt payment of the Fixed Rent and Additional Rent (with such Fixed Rent and Additional Rent being hereinafter referred to collectively as the "Rent") and all other sums and charges payable by Subtenant under the Sublease, and the full and timely performance and observance of all covenants, terms, conditions, obligations and agreements under the Sublease in accordance with and subject to the terms therein provided to be performed and observed by Subtenant, its successors and assigns. Guarantor covenants to and agrees with Sublandlord that, if Subtenant, or any permitted successor or assignee of Subtenant, shall default at any time during the Term in the payment of Rent or other charges payable by Subtenant under the Sublease, or in the observance or performance of any of the terms, covenants or conditions of the Sublease on Subtenant's part to be observed or performed, in either event beyond any applicable notice and cure periods provided in the Sublease for the curing of such default, if any, then Guarantor will, upon written notice from Sublandlord, forthwith well and truly observe and perform said terms, covenants and conditions and pay to Sublandlord the Rent and other charges payable by Subtenant under the Sublease, and any arrears thereof that may remain due to Sublandlord, and Sublandlord's

successors and assigns, and all damages, costs and expenses in connection with the Sublease and this Guaranty, including, but not limited to, any damages payable pursuant to the Sublease that may arise as a result of Subtenant's insolvency or such default in the observance or performance of any of said terms, covenants or conditions;

2. Covenant to and agree with Sublandlord that any demand, action, suit or proceeding brought against Guarantor to collect Rent or any other sums and charges payable under the Sublease for any month or months shall not prejudice in any way the rights of Sublandlord to collect any such deficiency for any subsequent month or months in any similar suit or proceeding;

3. Covenant to and agree with Sublandlord that Guarantor may, at Sublandlord's option, without prior notice or demand, be joined in any action or proceeding commenced by Sublandlord against Subtenant in connection with or based upon the Sublease or any term, covenant or condition thereof, that recovery may be had against Guarantor in such action or proceeding or in any independent action or proceeding against Guarantor without Sublandlord, its successors or assigns, first asserting, prosecuting, or exhausting any remedy or claim against Subtenant, its successors or assigns, or against any security of Subtenant, if any, held by Sublandlord under the Sublease, and that Guarantor will be conclusively bound in any jurisdiction by the judgment in any such action by Sublandlord against Subtenant as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action;

4. Covenant to and agree with Sublandlord that this Guaranty shall be a continuing guarantee and shall remain in full force and effect notwithstanding any modifications or amendments of the Sublease, any releases or discharges of Subtenant (other than full release and complete discharge of all of Subtenant's obligations under the Sublease), any extension of time that may be granted by Sublandlord to Subtenant, or any other dealings or matters occurring between Sublandlord and Subtenant, the taking by Sublandlord of any additional guarantees from other persons or entities, the releasing by Sublandlord of any other guarantor, or Sublandlord's failure to perfect or release any security interest provided in the Sublease or any Sublandlord's lien provided by law, to all of which foregoing matters Guarantor hereby consents in advance;

5. Covenant to indemnify and save Sublandlord harmless from and against, and to promptly reimburse Sublandlord for, any and all loss, cost, liability, expense and damage, including, but not limited to, reasonable attorneys' fees, disbursements and court costs, that may arise by reason of Subtenant's default under the Sublease, Subtenant's insolvency or Guarantor's default hereunder;

6. Covenant to and agree with Sublandlord (i) that the validity of this Guaranty shall not be terminated, modified, affected, diminished or impaired by reason of any action that Sublandlord may take or fail to take against Subtenant, or by reason of any waiver of, or failure to enforce, any of the rights or remedies of Sublandlord under the Sublease or otherwise, by release of Subtenant from any of Subtenant's obligations under the Sublease or otherwise, or by (A) the release or discharge of Subtenant in any creditors' proceedings, receivership, bankruptcy, or other proceedings, (B) the impairment, limitation or modification of the liability of Subtenant or the estate of Subtenant in bankruptcy, or any remedy for the

enforcement of Subtenant's said liability under the Sublease, resulting from the operation of any present or future provision of the Federal Bankruptcy Code of 1986 (or any successor thereto) or other statute or from the decision of any court, or (C) the rejection or disaffirmance of the Sublease in any such proceedings; (ii) that the failure or refusal of Sublandlord to re-let the Premises or any part thereof in the event that Sublandlord shall obtain possession thereof after Subtenant's insolvency or default shall not release or affect Guarantor's liability hereunder, nor shall Sublandlord be liable in any way whatsoever for failure to re-let the Premises or any part thereof nor, in the event the Premises are re-let, for failure to collect rent under any such reletting; (iii) that Sublandlord, at Sublandlord's option, may (A) re-let the Premises upon such rent and terms that Sublandlord, in Sublandlord's sole discretion, deems appropriate, and (B) make such alterations, repairs, replacements or decorations in the Premises or any part thereof as Sublandlord, in Sublandlord's sole judgment, considers advisable and necessary for the purpose of re-letting the Premises, and such re-letting and/or the making of such alterations or decorations shall not operate or be construed to release Guarantor from liability under this Guaranty; and (iv) if the Sublease shall be renewed, or the Term extended, for any period beyond the last day of the Term, either pursuant to any option granted under the Sublease or otherwise, or if the Subtenant holds over beyond the last day of the Term, the obligations hereunder of Guarantor shall extend and apply with respect to the full and faithful performance and observance of all of the covenants, terms and conditions of the Sublease, as so renewed or extended, and of any such modification thereof;

7. Waive notice of the acceptance of this Guaranty and of any and all defaults by Subtenant in the payment of Rent or other charges, and of any and all defaults by Subtenant in the performance of any of the terms, covenants or conditions of the Sublease on Subtenant's part to be observed or performed, and of any and all notices or demands that may be given by Sublandlord to Subtenant, whether or not required to be given to Subtenant under the terms of the Sublease;

8. Waive trial by jury of any and all issues arising in any action or proceeding between the parties, upon, under or in connection with this Guaranty or any and all negotiations and agreements in connection therewith;

9. Acknowledge that, this Guaranty is an absolute and unconditional guaranty of payment and of performance, and not merely of collection, with respect to any obligations that may accrue to Sublandlord from Subtenant under the provisions of the Sublease, and that this Guaranty shall be enforceable against Guarantor without the necessity of any suit or proceedings on Sublandlord's part of any kind or nature whatsoever, against Subtenant, or Subtenant's successors and assigns, and without the necessity of any notice of nonpayment, nonperformance or nonobservance or any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives in advance;

10. Covenant to and agree with Sublandlord that neither the validity of this Guaranty nor the obligations of Guarantor hereunder shall be terminated, affected or otherwise impaired in any way by reason of any assignment or transfer of all or any part of Subtenant's interest in the Sublease, or by any subletting or licensing of the Premises, or by any other third-party occupancy of the Premises allowed by Subtenant;

11. Covenant to and agree with Sublandlord that, until all the covenants and conditions in the Sublease on Subtenant's part to be performed and observed are fully performed and observed, Guarantor does hereby (i) waive any right of subrogation against Subtenant by reason of any payments or acts of performance by Guarantor hereunder, (ii) waive any right to enforce any remedy that Guarantor may have against Subtenant by reason of any such payment or performance, and (iii) subordinate any liability or indebtedness of Subtenant now or hereafter held by Guarantor to the obligations of Subtenant to Sublandlord under the Sublease;

12. Represent that Guarantor has the legal right and capacity to execute this Guaranty, and if this Guaranty shall be held ineffective or unenforceable, Guarantor shall be deemed to be a Subtenant under the Sublease with the same force and effect as if Guarantor were expressly named as a joint tenant therein with joint and several liability for all of the obligations of Subtenant under the Sublease; and

13. A. Acknowledge and agree that all disputes arising, directly or indirectly, out of, or relating to, this Guaranty and all actions to enforce this Guaranty shall be dealt with and adjudicated in the state courts of New York or the federal courts sitting in New York, and Guarantor hereby expressly and irrevocably submits the person of Guarantor to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly, out of, or relating to, this Guaranty or in any action to enforce this Guaranty. So far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Paragraph 13 or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of Guarantor in any such court.

B. Provided that service of process is effected upon Guarantor in one of the manners specified in this Paragraph 13 or as otherwise permitted by law, irrevocably waive, to the fullest extent permitted by law, and agree not to assert, by way of motion, as a defense or otherwise (i) any objection that Guarantor may have or may hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court as is mentioned in Subparagraph 13(A) above, (ii) any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum, or (iii) any claim that Guarantor is not personally subject to the jurisdiction of the above-named courts.

C. Provided that service of process is effected upon Guarantor in one of the manners specified in this Paragraph 13 or as otherwise permitted by law, agree that final judgment in any suit, action or proceeding issued by a court of competent jurisdiction from which Guarantor has not or may not appeal or further appeal in any such suit, action or proceeding brought in such a court of competent jurisdiction (a "Final Judgment") shall be conclusive and binding upon Guarantor and may, so far as is permitted under applicable law, be enforced in the courts of any state or any federal court and in any other courts to which jurisdiction Guarantor is subject by a suit upon such Final Judgment, and that Guarantor will not assert any defense, counterclaim, or set off in any such suit upon such Final Judgment.

D. Consent to process being served in any suit, action or proceeding of the nature referred to in this Guaranty either by (a) the mailing of a copy thereof

by registered or certified mail, postage prepaid, return receipt requested to Guarantor, at the Premises, or (b) serving a copy thereof personally upon Guarantor, at the Premises. Guarantor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service (x) shall be deemed in every respect effective service of process upon Guarantor in any such suit, action or proceeding, and (y) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to Guarantor. Guarantor may designate a different address in the continental United States for purposes of this Subparagraph 13(D) from time to time and by notice given to Sublandlord by hand or by a nationally recognized overnight courier, and shall be deemed to have been delivered on the date of receipt thereof (or the date that such receipt is refused, if applicable), addressed to: SAKS & COMPANY LLC, 225 Liberty Street, New York, New York 10281. Sublandlord may designate a different address in the continental United States for purposes of this Subparagraph 13(D) from time to time and by notice given to Guarantor by hand or by a nationally recognized overnight courier, and shall be deemed to have been delivered on the date of receipt thereof (or the date that such receipt is refused, if applicable), to the address of Guarantor set forth in, or such other address as may be designated pursuant to, this Subparagraph 13(D).

III. Limitation on Increased Obligations After an Assignment. Notwithstanding anything to the contrary contained in this Guaranty, if, after a permitted assignment of the Sublease by Subtenant or an "Affiliate" (as hereinafter defined) to a person or entity that is not an Affiliate, Sublandlord enters into an agreement with such person or entity that modifies or amends the Sublease, then the scope of Guarantor's obligations under this Guaranty shall not include any obligation of Subtenant first contained in such amendment or modification, but the scope of this Guaranty shall continue to include all of the past and executory obligations of Subtenant that existed under the Sublease as if such amendment or modification had not been made. The foregoing limitation shall not apply to amendments or modifications entered into with the originally named Subtenant or any Affiliate; it being expressly agreed that Guarantor's obligations under this Guaranty shall include all obligations of Subtenant under any amendment or modification entered into with the originally named Subtenant or any Affiliate. For the purposes of this Guaranty, the term "Affiliate" shall mean any person or entity controlled by, controlling or under common control with the originally named Subtenant or any successor to the originally named Subtenant by purchase, merger, consolidation or otherwise.

IV. Miscellaneous.

1. The terms, provisions and covenants of this Guaranty shall be binding upon Guarantor and the respective heirs, legal representatives, successors and assigns of Guarantor, and shall inure to the benefit of Sublandlord and Sublandlord's successors and assigns.

2. This Guaranty shall not be deemed waived or modified except as specifically set forth in a written instrument executed by Sublandlord and delivered to Guarantor.

3. The provisions of this Guaranty shall be governed by and interpreted solely in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

4. In connection with any action or proceeding brought by either party pursuant to this Guaranty, the non-prevailing party in such action or proceeding shall be responsible to pay to the prevailing party the reasonable out-of-pocket costs and expenses (including reasonable legal fees) incurred by the prevailing party in connection such action or proceeding.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first set forth above.

theMaven, Inc.

By:_______________________
Name:____________________
Title:_____________________

STATE OF __________)
): ss.:
COUNTY OF ________)

On the _____ day of ____________ in the year 2020, before me, the undersigned, a notary public in and for said state, personally appeared _____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

____
Notary Public

EXHIBIT F

Artwork

(See attached)

EXHIBIT G

Overlease

(See attached)